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                                                                   EXHIBIT 10.17

                     INTEREST RATE SWAP GUARANTEE AGREEMENT

This Interest Rate Swap Guarantee Agreement ("Agreement") is made as of this 10th day of May, 2001, by and between Western Financial Bank, a federal savings and loan company, ("Bank" or "WFB"), Westcorp, a California corporation, and WFS Receivables Corporation 2, a Nevada corporation ("WFSRC2") and is based upon the following recitals.

                                    RECITALS

A. Westcorp is the holding company of WFB, which in turn is the parent company of WFS Financial Inc ("WFS").

B. Westcorp desires to reduce the level of risk assets maintained by the Bank for the determination of the Bank's regulatory capital requirement while concurrently avoiding the creation of additional amounts of retained interest in securitized assets ("RISA") on the consolidated financial statements of the Bank.

C. WFSRC2 is a first tier subsidiary of Westcorp acting as the originator or co-originator of one or more asset securitization trusts and as a seller of WFS auto contracts to each of such trusts, this reduction of risk and avoidance of additional amounts of RISA on the consolidated financial statements of the Bank can be accomplished upon the non-recourse sale of WFS originated auto contracts on a whole loan servicing released basis to WFSRC2.

D. Regulatory review and approval has been obtained to allow WFS to sell auto contracts to WFSRC2.

E. The sale of automobile contracts by WFS to WFSRC2 is subject to obtaining a written fairness opinion from Houlihan Lokey Howard & Zukin, an unrelated third party qualified to render such opinions, to provide support for the conclusion that the terms of the sale of WFS auto contracts to WFSRC2 and the terms of any subsequent servicing by WFS of those contracts for the benefit of WFSRC2 or any securitization trust to which those auto contracts are subsequently transferred by WFSRC2 meet the standards imposed by Federal Reserve Act Section 23B and Office of Thrift Supervision Regulation Section 563.42.

F. Westcorp desires to limit the amount of collateral required and prepayment risk related to the floating rate note classes A3 and A4 issued by the WFS 2001-B Owner Trust,

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         which supported the most economic secured financing available to facilitate the aforementioned loan sale.

                                    AGREEMENT

In consideration of the mutual promises set forth herein, and in reliance upon the recitals set forth above, the parties agree as follows:

1. Further Assurances. The Companies agree that they will modify, amend, or restate any provision of this agreement as necessary in order to insure that this agreement complies with all applicable federal laws and OTS regulations with respect to transacting business between the parties.

2. Cash Deposit. Westcorp shall deposit the sum of $3,000,000 into a non-interest bearing account at WFB to support the guarantee of the timely exchange of interest payments required pursuant to the Prepayment Differential Interest Rate Swap Agreement between the Bank and Citibank, N. A., dated as of May 9, 2001, and to reduce the collateral requirements that would have been required of WFSRC2 had this agreement not been made. Further, if Westcorp elects to place the cash deposit in an interest bearing account at the Bank, then Westcorp shall pay a fee of 0.125% per annum times the amount deposited in the interest bearing account. The cash shall be deposited no later than 24 hours after the closing of the aforementioned loan sale.

3.       Term.

         3.1. This Agreement shall commence as of the date stated above and shall continue until terminated by the parties.

         3.2. This Agreement may be terminated immediately for breach of any covenant, obligation, or duty herein contained or for violation of law, ordinance, statute, rule or regulation (collectively referred to as "law") governing the conduct of any party hereto.

         3.3. Termination shall not effect the obligations of the Companies with respect to any event occurring before termination. Each Company shall be bound by and responsible for any transaction or expense properly agreed to or incurred by the other Company in connection with services performed hereunder but not settled, paid or reimbursed prior to the date of any such termination. Upon termination of this Agreement, the fee referred to above will be prorated, but the due date thereof shall not be changed.

4. Representations and Warranties of Each Company. Each Company on its behalf alone represents and warrants to and for the benefit of the other Company as follows:



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         4.1.     Corporate Existence and Qualifications. Each Company is either a corporation or association duly organized, validly existing and in good standing under the laws of the United States or of the State of California, as applicable, with full corporate power to own its properties and to carry on its business as now owned and operated by Company.

         4.2. Licenses: Compliance with Laws. Each Company has all licenses, franchises, permits and authorizations necessary ("Licenses"), or is otherwise exempt from having to obtain such Licenses, for the lawful conduct by the respective Company of its business. Neither Company has violated, nor is in violation of, any such licenses, franchises, permits or authorizations or any applicable statues, laws, ordinances, rules or regulations of any federal, state, or local governmental bodies, agencies or subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations.

5.       Covenants Regarding Corporate Existence.

         5.1 Preservation of Corporate Existence and Qualifications. Each Company shall keep in full effect its existence, rights and franchises as a corporation or association under the laws of the jurisdiction in which each is organized and will obtain and preserve its qualifications to carry on business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary.

         5.2 Observation of Corporate Formalities. Each Company shall at all times observe the applicable legal requirements for the recognition of Company as a corporate entity separate and apart from any other Company, including without limitation the following:

                  (a) Each Company shall maintain corporate records and books of account separate from those of every other Company;

                  (b) Each Company shall hold meetings of its Board of Directors as appropriate to authorize its corporate actions;

                  (c) Each Company shall hold meetings of its shareholder(s) as appropriate and as required by applicable law in the jurisdiction in which organized to authorize its corporate actions;

                  (d) Each Company shall file all reports required by the Secretary of State in any and all jurisdictions in which that Company is licensed or qualified, including the annual statement by whatever name denominated, in a timely manner; and

                  (e) Each Company shall ensure that any applicable yearly franchise taxes are paid in a timely manner so as to maintain its corporate existence uninterrupted.


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         5.3      Advertising. Each Company will at all times hold itself out to the public as an entity separate from every other Company and its advertising and marketing shall reflect such separate corporate existence.

         5.4 OTS Regulations. Each Company shall comply with all applicable OTS regulations. If required by 12 C.F.R. Section 563.37(b), any instrument evidencing borrowing by a Company shall indicate that no other Company is responsible for any such debt.

6. Liability: Consultation with Counsel. With respect to the obligations hereunder, no Company shall assume responsibility or liability with respect to the business or affairs of any other Company except to the extent provided for in this Agreement. Each benefiting Company under this Agreement ("Indemnitor") shall indemnify, defend and hold harmless the performing Company against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies (collectively the "Claims"), including without limitation interest penalties and attorney's fees, that such performing Company shall incur or suffer, which arise, result from or relate to
(i) conduct by Indemnitor of its business and operations and (ii) breach by Indemnitor of its obligations pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, Indemnitor's obligations pursuant to this section shall not be applicable to Claims arising directly from the performing Company's bad faith, gross negligence or willful misconduct. This Agreement shall create no right, benefit or privilege in favor of any person not a party hereto, and no person not a party hereto shall have any recourse against the performing Company for any advice, service or facility provided or omitted by performing Company pursuant to this Agreement. The performing Company may consult with legal counsel (who may also be counsel to Indemnitor) concerning any questions that may arise with respect to its duties and obligations hereunder, and it shall be fully protected in respect of any action taken or omitted by it hereunder in good faith reliance on any opinion of such counsel with respect to any such duty or obligation.

7.       General.

         7.1 This Agreement may be modified, amended or superseded in whole or in part, at any time, by a writing executed by the parties hereto.

         7.2 The laws of California shall govern this Agreement, except to the extent federal law or regulation supersedes any such laws.

         7.3 This Agreement may be executed in counterparts, all of which, taken together shall constitute one agreement.

         7.4 No Company shall assign this Agreement without the prior written consent of each of the other Companies, which consent shall not unreasonably be withheld.


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Wherefore, the undersigned have executed this Agreement as of the date first set forth above.

WESTERN FINANCIAL BANK

By:________________________________
Its:_______________________________

WFS RECEIVABLES CORPORATION 2

By:________________________________
Its:_______________________________

WESTCORP

By:________________________________
Its:_______________________________